BROWN-FORMAN REPORTS FIRST QUARTER FISCAL 2025 RESULTS; REAFFIRMS FULL YEAR GROWTH OUTLOOK

August 29, 2024, LOUISVILLE, KY — Brown-Forman Corporation (NYSE: BFA, BFB) reported financial results for its first quarter of fiscal 2025, ended July 31, 2024, with net sales decreasing 8%1 to $1.0 billion (-4% on an organic basis2) compared to the same prior year period. Operating income decreased 14% to $281 million (-13% on an organic basis) and diluted earnings per share decreased 14% to $0.41.
Lawson Whiting, Brown-Forman’s President and Chief Executive Officer shared, “Our first quarter results were in line with our expectations and, as such, we are pleased to reaffirm our full-year fiscal 2025 guidance, including organic top and bottom line growth and continued reported gross margin expansion. We believe we have the right strategy, brands, and geographic breadth in place to effectively manage through the challenging consumer and cost environment, and are inspired every day by the talent, resilience, and creativity of our people.”
First Quarter of Fiscal 2025 Highlights
•From a brand perspective, the net sales growth of Diplomático Rum, Old Forester, and Woodford Reserve were more than offset by net sales declines led by Jack Daniel’s Tennessee Whiskey and the Finlandia divestiture.
•Net sales declined across all geographic aggregations partially due to the timing of shipments in the year-ago period related to inventory replenishment and the execution of our pricing strategy.
•Gross profit declined 13% (-8% organic) with a gross margin reduction of 330 basis points largely related to the timing of input cost fluctuations coupled with high inventory levels.
•Operating expenses declined by 12% (-3% organic).

First Quarter of Fiscal 2025 Brand Results
•Net sales for Whiskey3 products decreased 5% (-3% organic). The growth of Old Forester and Woodford Reserve were more than offset by lower volumes of Jack Daniel’s Tennessee Whiskey, partially due to comparisons against the timing of shipments in the year ago period in the United States, the United Arab Emirates, and United Kingdom. Jack Daniel’s Tennessee Whiskey was also impacted by the negative effect of foreign exchange, primarily reflecting the strengthening of the dollar against the Turkish lira.
•Net sales for the Tequila3 portfolio declined 23% (-23% organic). el Jimador’s net sales declined 26% (-26% organic) led by lower volumes in the United States, Colombia, and Mexico. Herradura’s net sales declined 15% (-14% organic) led by lower volumes in Mexico, which experienced a challenging economic environment.
•Net sales for the Ready-to-Drink3 (RTD) portfolio declined 12% (-4% organic). New Mix’s net sales declined 11% (-9% organic) driven by lower volumes in Mexico, while gaining market share. Net sales of Jack Daniel’s RTD/RTP portfolio declined 13% (-2% organic) led by lower volumes due to the impact of the Jack Daniel’s Country Cocktails business model change (JDCC)2.
•Rest of Portfolio's3 net sales declined 18% (+1% organic) driven by the Finlandia divestiture and the negative effect of foreign exchange. The decrease was partially offset by the positive contribution from Diplomático related to the timing of order patterns in the same prior-year period.
First Quarter of Fiscal 2025 Market Results
•Net sales in the United States declined 5% (-4% organic) driven by lower volumes in a challenging economic environment, led by Jack Daniel’s Tennessee Whiskey, el Jimador, and Korbel California Champagnes along with the negative impact of JDCC. The declines were partially offset by growth of Woodford Reserve and Old Forester as these brands continued to outperform the US Whiskey category. Consistent with company expectations, distributors are continuing to target the low end of their normal inventory range as continued high inflation and interest rates are negatively impacting the consumer and the trade.
•During a period of softening industry trends, collective net sales of Developed International3 markets declined 9% (-6% organic). The decrease was led by lower volumes of Jack Daniel’s Tennessee Whiskey across the majority of markets, most notably in the United Kingdom, and the Finlandia divestiture. The decline was partially offset by higher volumes of Jack Daniel’s Tennessee Whiskey in Japan due to changes in distributor ordering patterns in the same prior-year period in advance of the transition to owned distribution on April 1, 2024.

•Lapping strong double-digit growth and inventory replenishment, net sales in Emerging3 markets declined 16% (-5% organic). The decrease was driven by the decline of New Mix and our Tequila portfolio in Mexico, and Jack Daniel’s Tennessee Whiskey in the United Arab Emirates. The decline was also impacted by the negative effect of foreign exchange, primarily reflecting the strengthening of the dollar against the Turkish lira, and the Finlandia divestiture. The decline was partially offset by higher prices led by Jack Daniel’s Tennessee Whiskey in Türkiye along with higher volumes of Jack Daniel’s Tennessee Apple in Brazil.
•The Travel Retail3 channel’s net sales declined 11% (-8% organic) driven by lower volumes of Jack Daniel’s super-premium expressions and Woodford Reserve, as well as the Finlandia divestiture. The decline was partially offset by growth from Diplomático.
First Quarter of Fiscal 2025 Other P&L Items
•Gross profit decreased 13% (-8% organic) resulting in a gross margin reduction of 330 basis points to 59.4%. The decrease in gross margin was largely driven by the timing of input cost fluctuations coupled with high inventory levels, and the impact of the transition services agreements (TSAs) for the divestitures of Finlandia and Sonoma-Cutrer. The decrease was partially offset by favorable price/mix and the impact of JDCC2.
•Advertising expense decreased 4% (-1% organic) due to lower Jack Daniel’s & Coca-Cola RTD spend as compared to the prior-year period launch in the United States, as well as the impact of our recently divested brands. The reductions were partially offset by an increase in Jack Daniel’s Tennessee Whiskey advertising expense.
•Selling, general, and administrative expenses decreased 6% (-5% organic) led by lower compensation-related expenses.
•The company’s operating income decreased 14% (-13% organic) with an operating margin decrease of 200 basis points to 29.6%. The decrease in operating margin was largely driven by the timing of input cost fluctuations coupled with high inventory levels, the impact of the TSAs for the divestitures of Finlandia and Sonoma-Cutrer, and the negative effect of foreign exchange. The decrease was partially offset by the gain on sale of the Alabama cooperage, Franchise Tax Refund2, and favorable price/mix.
•Diluted earnings per share decreased $0.07 driven primarily by the decrease in operating income.
First Quarter of Fiscal 2025 Financial Stewardship
On July 25, 2024, the Brown-Forman Board of Directors declared a regular quarterly cash dividend of $0.2178 per share on its Class A and Class B common stock. The dividend is payable on October 1, 2024, to stockholders of record on September 3, 2024. Brown-Forman, a member of the prestigious S&P 500

Dividend Aristocrats Index, has paid regular quarterly cash dividends for 80 consecutive years and has increased the regular dividend for 40 consecutive years.
Fiscal 2025 Outlook
We anticipate a return to growth for organic net sales and organic operating income in fiscal 2025 driven by gains in international markets and the benefit of normalizing inventory trends. This outlook is tempered by our belief that global macroeconomic and geopolitical uncertainties will continue to create a challenging operating environment. Accordingly, we reiterate the following expectation for fiscal 2025:
•Organic net sales growth in the 2% to 4% range.
•Organic operating income growth in the 2% to 4% range.
•Our effective tax rate to be in the range of approximately 21% to 23%.
•Capital expenditures planned to be in the range of $195 to $205 million.
Conference Call Details
Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (ET) today. A live audio broadcast of the conference call, and the accompanying presentation slides, will be available via
Brown-Forman’s website, brown-forman.com, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.
Brown-Forman Corporation has been building exceptional spirits brands for more than 150 years, responsibly upholding our founding promise of “Nothing Better in the Market.” Our portfolio of premium brands includes the Jack Daniel’s Family of Brands, Woodford Reserve, Herradura, el Jimador, Korbel, New Mix, Old Forester, The Glendronach, Glenglassaugh, Benriach, Diplomático Rum, Chambord, Gin Mare, Fords Gin, Slane, and Coopers’ Craft. With a team of approximately 5,700 employees worldwide, we proudly share our passion for premium beverages in more than 170 countries. Discover more about us at brown-forman.com and stay connected through LinkedIn, Instagram, and X.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “ambition,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:
•Our substantial dependence upon the continued growth of the Jack Daniel's family of brands
•Substantial competition from new entrants, consolidations by competitors and retailers, and other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks
•Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs
•Disruption of our distribution network or inventory fluctuations in our products by distributors, wholesalers, or retailers
•Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; further legalization of marijuana; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation
•Production facility, aging warehouse, or supply chain disruption
•Imprecision in supply/demand forecasting
•Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, or labor
•Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value
•Impact of health epidemics and pandemics, and the risk of the resulting negative economic impacts and related governmental actions
•Unfavorable global or regional economic conditions and related economic slowdowns or recessions, low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations
•Product recalls or other product liability claims, product tampering, contamination, or quality issues
•Negative publicity related to our company, products, brands, marketing, executive leadership, employees, Board of Directors, family stockholders, operations, business performance, or prospects
•Failure to attract or retain key executive or employee talent
•Risks associated with being a U.S.-based company with a global business, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies, or economic or trade sanctions, including additional retaliatory tariffs on American whiskeys and the effectiveness of our actions to mitigate the negative impact on our margins, sales, and distributors; compliance with local trade practices and other regulations; terrorism, kidnapping, extortion, or other types of violence; and health pandemics
•Failure to comply with anti-corruption laws, trade sanctions and restrictions, or similar laws or regulations
•Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar
•Changes in laws, regulatory measures, or governmental policies, especially those affecting production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products
•Tax rate changes (including excise, corporate, sales or value-added taxes, property taxes, payroll taxes, import and export duties, and tariffs) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur
•Decline in the social acceptability of beverage alcohol in significant markets
•Significant additional labeling or warning requirements or limitations on availability of our beverage alcohol products
•Counterfeiting and inadequate protection of our intellectual property rights
•Significant legal disputes and proceedings, or government investigations
•Cyber breach or failure or corruption of our key information technology systems or those of our suppliers, customers, or direct and indirect business partners, or failure to comply with personal data protection laws
•Our status as a family “controlled company” under New York Stock Exchange rules, and our dual-class share structure
For further information on these and other risks, please refer to our public filings, including the “Risk Factors” section of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended July 31, 2023 and 2024
(Dollars in millions, except per share amounts)

	2023	2024	Change

Net sales	$1,038	$951	(8%)
Cost of sales	387	386	0%
Gross profit	651	565	(13%)
Advertising expenses	131	126	(4%)
Selling, general, and administrative expenses	200	188	(6%)
Other expense (income), net	(7)	(30)
Operating income	327	281	(14)%
Non-operating postretirement expense	1	—
Interest expense, net	27	28
Income before income taxes	299	253	(15)%
Income taxes	68	58
Net income	$231	$195	(16)%

Earnings per share:
Basic	$0.48	$0.41	(14)%
Diluted	$0.48	$0.41	(14)%

Gross margin	62.7%	59.4%
Operating margin	31.5%	29.6%

Effective tax rate	22.9%	23.1%

Cash dividends paid per common share	$0.2055	$0.2178

Shares (in thousands) used in the
calculation of earnings per share
Basic	479,353	472,637
Diluted	480,383	472,941

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	July 31, 2023	July 31, 2024
Assets:
Cash and cash equivalents	$446	$416
Accounts receivable, net	769	806
Inventories	2,556	2,596
Other current assets	265	263
Total current assets	4,036	4,081

Property, plant, and equipment, net	1,074	1,052
Goodwill	1,455	1,464
Other intangible assets	990	997
Equity method investments	270	270
Other assets	341	341
Total assets	$8,166	$8,205

Liabilities:
Accounts payable and accrued expenses	$793	$669
Dividends payable	—	103
Accrued income taxes	38	93
Short-term borrowings	428	484
Current portion of long-term debt	300	300
Total current liabilities	1,559	1,649

Long-term debt	2,372	2,384
Deferred income taxes	315	302
Accrued postretirement benefits	160	159
Other liabilities	243	246
Total liabilities	4,649	4,740

Stockholders’ equity	3,517	3,465

Total liabilities and stockholders’ equity	$8,166	$8,205

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Three Months Ended July 31, 2023 and 2024
(Dollars in millions)

	2023	2024

Cash provided by operating activities	$38	$17

Cash flows from investing activities:
Proceeds from sale of assets	—	51
Additions to property, plant, and equipment	(49)	(41)
Other	5	—
Cash provided by (used for) investing activities	(44)	10

Cash flows from financing activities:
Net change in other short-term borrowings	153	54
Dividends paid	(99)	(103)
Other	(4)	(2)
Cash provided by (used for) financing activities	50	(51)

Effect of exchange rate changes	8	(6)

Net increase (decrease) in cash, cash equivalents, and restricted cash	52	(30)

Cash, cash equivalents, and restricted cash at beginning of period	384	456

Cash, cash equivalents, and restricted cash at end of period	436	426
Less: Restricted cash at end of period	(10)	(10)
Cash and cash equivalents at end of period	$426	$416

Schedule A
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)

Percentage change versus the prior-year period ended	July 31, 2024
3 Months
Reported change in net sales	(8%)
Acquisitions and divestitures	2%
JDCC*	1%
Foreign exchange	2%
Organic change in net sales[2]	(4%)

Reported change in gross profit	(13%)
Acquisitions and divestitures	4%
JDCC*	—%
Foreign exchange	2%
Organic change in gross profit[2]	(8%)

Reported change in advertising expenses	(4%)
Acquisitions and divestitures	2%
Foreign exchange	1%
Organic change in advertising expenses[2]	(1%)

Reported change in SG&A	(6%)
Acquisitions and divestitures	1%
Foreign exchange	1%
Organic change in SG&A2	(5%)

Reported change in operating income	(14%)
Acquisitions and divestitures	3%
Other Items*	(4%)
Foreign exchange	3%
Organic change in operating income[2]	(13%)

*Other Items include “JDCC” and “Franchise Tax Refund”. See “Note 2 - Non-GAAP Financial Measures” for details.

See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Schedule B
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)
Three Months Ended July 31, 2024

	Supplemental Information[3]
	Volumes (9-Liter Cases)				Net Sales % Change vs. Prior-Year Period
Product Category / Brand Family / Brand[3]	Depletions (Millions)	% Change vs. Prior-Year Period	Shipments (Millions)	% Change vs. Prior-Year Period	Reported	Acquisitions and Divestitures	JDCC	Foreign Exchange	Organic[2]
Whiskey	5.0	(7%)	5.0	(6%)	(5%)	—%	—%	2%	(3%)
JDTW	3.4	(8%)	3.4	(8%)	(8%)	—%	—%	2%	(6%)
JDTH	0.5	(6%)	0.5	3%	—%	—%	—%	4%	4%
Gentleman Jack	0.2	(11%)	0.2	(3%)	(1%)	—%	—%	2%	1%
JDTA	0.2	6%	0.2	7%	(1%)	—%	—%	6%	5%
JDTF	0.1	(11%)	0.1	(3%)	(1%)	—%	—%	2%	1%
Woodford Reserve	0.4	(4%)	0.4	2%	3%	—%	—%	—%	3%
Old Forester	0.1	1%	0.1	7%	16%	—%	—%	—%	16%
Rest of Whiskey	0.1	(24%)	0.1	(27%)	(20%)	—%	—%	2%	(18%)
Ready-to-Drink	4.9	(9%)	4.9	(8%)	(12%)	—%	7%	2%	(4%)
JD RTD/RTP	2.6	(8%)	2.6	(6%)	(13%)	—%	10%	2%	(2%)
New Mix	2.3	(10%)	2.3	(10%)	(11%)	—%	—%	2%	(9%)
Tequila	0.5	(21%)	0.5	(27%)	(23%)	—%	—%	—%	(23%)
el Jimador	0.3	(20%)	0.3	(30%)	(26%)	—%	—%	—%	(26%)
Herradura	0.1	(17%)	0.1	(16%)	(15%)	—%	—%	—%	(14%)
Rest of Portfolio	0.5	(11%)	0.4	(4%)	(18%)	21%	—%	(2%)	1%
Non-branded and bulk	NA	NA	NA	NA	27%	—%	—%	—%	27%
Total Portfolio	10.9	(9%)	10.8	(8%)	(8%)	2%	1%	2%	(4%)

Other Brands and Aggregations
Jack Daniel's Family	7.1	(8%)	7.1	(6%)	(8%)	—%	1%	2%	(4%)
American Whiskey	5.0	(7%)	5.0	(6%)	(5%)	—%	—%	2%	(3%)
Diplomático	0.1	(25%)	0.1	84%	142%	—%	—%	(8%)	134%
Gin Mare	0.1	12%	0.1	(9%)	(11%)	—%	—%	—%	(10%)

    See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Schedule C
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)
Three Months Ended July 31, 2024

	Net Sales % Change vs. Prior-Year Period
Geographic Area[3]	Reported	Acquisitions and Divestitures	JDCC	Foreign Exchange	Organic[2]
United States	(5%)	(1%)	2%	—%	(4%)
Developed International	(9%)	2%	—%	1%	(6%)
Germany	(6%)	—%	—%	—%	(6%)
Australia	(4%)	—%	—%	3%	(1%)
United Kingdom	(21%)	—%	—%	(1%)	(23%)
France	(5%)	—%	—%	1%	(5%)
Canada	(8%)	3%	—%	2%	(2%)
Spain	(14%)	—%	—%	1%	(14%)
Rest of Developed International	(9%)	9%	—%	3%	3%
Emerging	(16%)	5%	—%	6%	(5%)
Mexico	(18%)	—%	—%	2%	(16%)
Poland	(21%)	19%	—%	(7%)	(10%)
Brazil	18%	—%	—%	11%	29%
Rest of Emerging	(23%)	6%	—%	11%	(5%)
Travel Retail	(11%)	2%	—%	—%	(8%)
Non-branded and bulk	27%	—%	—%	—%	27%
Total	(8%)	2%	1%	2%	(4%)

See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Schedule D
Brown-Forman Corporation
Supplemental Information (Unaudited) — Estimated Net Change in Distributor Inventories

Three Months Ended July 31, 2024
Estimated Net Change in Distributor Inventories[3] vs. Prior-Year Period
Geographic Area[3] - Net Sales
United States	3%
Developed International	4%
Emerging	(5%)
Travel Retail	(2%)
Non-Branded and Bulk	—%

Product category / brand family / brand[3]
Whiskey	1%
JDTW	—%
JDTH	9%
Gentleman Jack	9%
JDTA	1%
JDTF	10%
Woodford Reserve	3%
Old Forester	3%
Rest of Whiskey	(6%)
Ready-to-Drink	1%
JD RTD/RTP	2%
New Mix	—%
Tequila	(4%)
el Jimador	(9%)
Herradura	3%
Rest of Portfolio	8%
Non-branded and bulk	—%

Statement of Operations Line Items
Net Sales	1%
Cost of Sales	2%
Gross Profit	1%
Operating Income	2%

See "Note 3 - Definitions - Estimated Net Change in Distributor Inventories."

A positive difference is interpreted as a net increase in distributors’ inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories.

Note 1 - All related commentary and percentage growth rates are on a reported basis and compared to the same prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures
Use of Non-GAAP Financial Information. We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). Additionally, we use some financial measures in this press release that are not measures of financial performance under GAAP. These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may define or calculate these non-GAAP measures differently. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, and C of this press release.
“Organic change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “organic” basis. We use “organic change” for the following measures: (a) organic net sales; (b) organic cost of sales; (c) organic gross profit; (d) organic advertising expenses; (e) organic selling, general, and administrative (SG&A) expenses; (f) organic other expense (income), net; (g) organic operating expenses*and (h) organic operating income. To calculate these measures, we adjust, as applicable, for (1) acquisitions and divestitures, (2) other items, and (3) foreign exchange. We explain these adjustments below.
•“Acquisitions and divestitures.” This adjustment removes (a) the gain or loss recognized on sale of divested brands and certain fixed assets, (b) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction, transition, and integration costs), (c) the effects of operating activity related to acquired and divested brands for periods not comparable year over year (non-comparable periods), and (d) fair value changes to contingent consideration liabilities. Excluding non-comparable periods allows us to include the effects of acquired and divested brands only to the extent that results are comparable year over year.
During fiscal 2023, we acquired Gin Mare Brand, S.L.U. and Mareliquid Vantguard, S.L.U., which owned the Gin Mare brand (Gin Mare). This adjustment removes the fair value adjustments to Gin Mare’s earn-out contingent consideration liability that is payable in cash no earlier than July 2024 and no later than July 2027.
During fiscal 2024, we sold our Finlandia vodka business, which resulted in a pre-tax gain of $92 million, and entered into a related transition services agreement (TSA) for this business. This adjustment removes the (a) transaction costs related to the divestiture, (b) operating activity for the non-comparable period, which is activity in the first quarter of fiscal 2024, and (c) net sales, cost of sales, and operating expenses* recognized pursuant to the TSA related to distribution services in certain markets.
During fiscal 2024, we sold the Sonoma-Cutrer wine business in exchange for an ownership percentage of 21.4% in The Duckhorn Portfolio Inc. (Duckhorn) along with $50 million cash and entered into a related TSA for this business. This transaction resulted in a pre-tax gain of $175 million. This adjustment removes the (a) transaction costs related to the divestiture, (b) operating activity for the non-comparable period, which is activity in the first quarter of fiscal 2024, and (c) net sales, cost of sales, and operating expenses*recognized pursuant to the TSA related to distribution services in certain markets.
During the first quarter of fiscal 2025, we recognized a gain of $13 million on the sale of the Alabama cooperage. This adjustment removes this gain from our other expense (income), net and operating income.
We believe that these adjustments allow for us to better understand our organic results on a comparable basis.
•“Other Items.” Other Items include the additional items outlined below.
“Jack Daniel’s Country Cocktails business model change (JDCC).” In fiscal 2021, we entered into a partnership with the Pabst Brewing Company for the supply, sales, and distribution of Jack Daniel's Country Cocktails in the United States while Brown-Forman continued to produce certain products. During fiscal 2024, this production fully transitioned to Pabst Brewing Company for the Jack Daniel’s Country Cocktails products. This adjustment removes the non-comparable operating activity related to the sales of Brown-Forman-produced Jack Daniel’s Country Cocktails products for the first quarter of fiscal 2024 and fiscal 2025.

*Operating expenses include advertising expenses, SG&A expenses, and other expenses (income), net.

“Franchise Tax Refund.” During the first quarter of fiscal 2025, we recognized a $13 million franchise tax refund due to a change in franchise tax calculation methodology for the state of Tennessee. This modification lowered our annual franchise tax obligation and was retroactively applied to franchise taxes paid during fiscal 2020 through fiscal 2023. This adjustment removes the franchise tax refund from our other expense (income), net and operating income.
•“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the organic trend both positively and negatively. (In this press release, “dollar” means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.
We use the non-GAAP measure “organic change,” along with other metrics, to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the Board of Directors, stockholders, and investment community. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. We believe these non-GAAP measures are useful to readers and investors because they enhance the understanding of our historical financial performance and comparability between periods. When we provide guidance for organic change in certain measures of the statements of operations we do not provide guidance for the corresponding GAAP change, as the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, such as foreign exchange, which could have a significant impact to our GAAP income statement measures.
In addition to the non-GAAP financial measures presented, we believe that our results are affected by changes in distributor inventories, particularly in our largest market, the United States, where the spirits industry is subject to regulations that essentially mandate a so-called “three-tier system,” with a value chain that includes suppliers, distributors, and retailers. Accordingly, we also provide information concerning estimated fluctuations in distributor inventories. We believe such information is useful in understanding our performance and trends as it provides relevant information regarding customers’ demand for our products. See Schedule D of this press release.

Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by beverage alcohol category. Below, we define the geographic and brand aggregations used in this release.

Geographic Aggregations.
In Schedule C and Schedule D, we provide supplemental information for our top markets ranked by percentage of net sales. In addition to markets listed by country name, we include the following aggregations:
•“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our top developed international markets were Germany, Australia, the United Kingdom, France, Canada, and Spain. This aggregation represents our net sales of branded products to these markets.
•“Spain” includes Spain and certain other surrounding territories.
•“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our top emerging markets were Mexico, Poland, and Brazil. This aggregation represents our net sales of branded products to these markets.
•“Brazil” includes Brazil, Uruguay, Paraguay, and certain other surrounding territories.
•“Travel Retail” represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military, regardless of customer location.
•“Non-branded and bulk” includes net sales of used barrels, contract bottling services, and non-branded bulk whiskey, regardless of customer location.

Brand Aggregations.
In Schedule B and Schedule D, we provide supplemental information for our top brands ranked by percentage of net sales. In addition to brands listed by name, we include the following aggregations outlined below.
Beginning in fiscal 2025, we aggregated the “Wine” and “Vodka” product categories into “Rest of Portfolio,” due to the divestitures of Sonoma-Cutrer and Finlandia. Please refer to the new definition of "Rest of Portfolio” for more information. The fiscal 2024 "Rest of Portfolio" amounts have been adjusted accordingly for comparison purposes.
“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs. The brands included in this category are the Jack Daniel’s family of brands (excluding the “Ready-to-Drink” products defined below), the Woodford Reserve family of brands (Woodford Reserve), the Old Forester family of brands (Old Forester), The Glendronach, Glenglassaugh, Benriach, Slane Irish Whiskey, and Coopers’ Craft.
•“American whiskey” includes the Jack Daniel’s family of brands (excluding the “Ready-to-Drink” products defined below), Woodford Reserve, Old Forester, and Coopers’ Craft.
•“Super-premium American whiskey” includes Woodford Reserve, Gentleman Jack, and other super-premium Jack Daniel's expressions.
•“Ready-to-Drink” includes all ready-to-drink (RTD) and ready-to-pour (RTP) products. The brands included in this category are Jack Daniel’s RTD and RTP products (JD RTD/RTP), New Mix, and other RTD/RTP products.
•“Jack Daniel’s RTD/RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Cola, Jack Daniel’s & Coca-Cola RTD, Jack Daniel’s Country Cocktails, Jack Daniel’s Double Jack, and other malt- and spirit-based Jack Daniel’s RTDs, along with Jack Daniel’s Winter Jack RTP.
•“Jack Daniel’s & Coca-Cola RTD” includes all Jack Daniel’s & Coca-Cola RTD products and Jack Daniel’s bulk whiskey shipments for the production of these products.
•“Tequila” includes el Jimador, the Herradura family of brands (Herradura), and other tequilas.
•“Rest of Portfolio” includes Sonoma-Cutrer, Korbel California Champagnes, Diplomático, Gin Mare, Chambord, Finlandia Vodka, Fords Gin, and Korbel Brandy.
•“Non-branded and bulk” includes net sales of used barrels, contract bottling services, and non-branded bulk whiskey and wine.
•“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), JD RTD/RTP, Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Apple (JDTA), Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Bonded Tennessee Whiskey, Jack Daniel’s Sinatra Select, Jack Daniel’s Tennessee Rye Whiskey (JDTR), Jack Daniel’s Triple Mash Blended Straight Whiskey, Jack Daniel’s Bottled-in-Bond, Jack Daniel’s American Single Malt, Jack Daniel’s 12 Year Old, Jack Daniel’s 10 Year Old, and other Jack Daniel’s expressions.
Other Metrics.
•“Shipments.” We generally record revenues when we ship or deliver our products to our customers. In this release, unless otherwise specified, we refer to shipments when discussing volume.
•“Depletions.” This metric is commonly used in the beverage alcohol industry to describe volume. Depending on the context, depletions usually means either (a) where Brown-Forman is the distributor, shipments directly to retail or wholesale customers or (b) where Brown-Forman is not the distributor, shipments from distributor customers to retailers and wholesalers. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do.

•“Consumer takeaway.” When discussing trends in the market, we refer to consumer takeaway, a term commonly used in the beverage alcohol industry that refers to the purchase of product by consumers from retail outlets, including products purchased through e-commerce channels, as measured by volume or retail sales value. This information is provided by outside parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric. We believe consumer takeaway is a leading indicator of consumer demand trends.
•“Estimated net change in distributor inventories.” We generally recognize revenue when our products are shipped or delivered to customers. In the United States and certain other markets, our customers are distributors that sell downstream to retailers and consumers. We believe that our distributors’ downstream sales more closely reflect actual consumer demand than do our shipments to distributors. Our shipments increase distributors’ inventories, while distributors’ depletions (as described above) reduce their inventories. Therefore, it is possible that our shipments do not coincide with distributors’ downstream depletions and merely reflect changes in distributors’ inventories. Because changes in distributors’ inventories could affect our trends, we believe it is useful for investors to understand those changes in the context of our operating results.
We perform the following calculation to determine the “estimated net change in distributor inventories”:
•For both the current-year period and the comparable prior-year period, we calculate a “depletion-based” amount by (a) dividing the organic dollar amount (e.g. organic net sales) by the corresponding shipment volumes to arrive at a shipment per case amount, and (b) multiplying the resulting shipment per case amount by the corresponding depletion volumes. We subtract the year-over-year percentage change of the “depletion-based” amount from the year-over-year percentage change of the organic amount to calculate the “estimated net change in distributor inventories.”
•A positive difference is interpreted as a net increase in distributors’ inventories, which implies that organic trends could decrease as distributors reduce inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories, which implies that organic trends could increase as distributors rebuild inventories.